Lexmark reports second quarter results

•	Revenue and EPS exceeded guidance range
•	Revenue, excluding Inkjet Exit, grew 4 percent
•	Managed Print Services revenue grew 12 percent
•	Perceptive Software revenue grew 34 percent
•	Free cash flow generation of $48 million
•	Share repurchases and dividends totaled $39 million

LEXINGTON, Ky. – July 23, 2013 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the second quarter of 2013.

“In the second quarter, Lexmark exceeded its April guidance range for both revenue and EPS,” said Paul Rooke, Lexmark chairman and chief executive officer. “Our high value, strategic segments of managed print services and Perceptive Software both grew at a double-digit rate, and we generated solid free cash flow."

“Enabled by our long history of cash generation, we continue to create value for Lexmark shareholders through the combination of share repurchases, dividends, and organic and acquisitive investments to further advance our end-to-end solutions capabilities,” said Rooke.

“Recent significant customer wins, along with multiple, prestigious industry accolades, show that the growth synergies we are creating between Imaging Solutions and Services and Perceptive Software have positioned Lexmark well to help customers solve their unstructured information challenges and enable us to lead in this large and expanding market,” Rooke added.

Second Quarter Results

GAAP revenue of $887 million includes $3 million of acquisition-related adjustments. Non-GAAP1 revenue of $890 million declined 3 percent compared with last year.  Excluding the planned decline in Inkjet Exit revenue2, non-GAAP revenue grew 4 percent year-to-year.

Earnings Per Share	2Q13	2Q12
GAAP	$1.39	$0.55
Adjustments	(0.44)	0.34
Non-GAAP	$0.95	$0.89

GAAP earnings per share for the second quarter of 2013 were $1.39, compared with GAAP earnings of $0.55 per share in the second quarter of 2012.

Second quarter 2013 includes a $71 million pre-tax gain on the sale of inkjet-related technology and assets. Second quarter 2013 net adjustments were ($0.44) per share. Second quarter 2012 adjustments were $0.34 per share.

Non-GAAP earnings were $0.95 per share compared with non-GAAP earnings of $0.89 per share in the second quarter of 2012.

Segment Revenue:
Imaging Solutions and Services (ISS) revenue of $828 million declined 5 percent compared to the same period last year. ISS revenue, excluding Inkjet Exit revenue2, grew 2 percent, compared to last year. On a year-to-year basis:
•	Managed Print Services (MPS) revenue3 of $170 million grew 12 percent.
•	Non-MPS revenue4 of $559 million declined 1 percent.
•
Inkjet Exit revenue2 of $99 million declined 38 percent, represented 11 percent of total company revenue, and is expected to decline as a percentage of total revenue as the trailing inkjet supplies revenue from the installed base of inkjet printers naturally decreases over time.

Perceptive Software revenue was $59 million. Perceptive Software revenue, excluding acquisition-related adjustments of $3 million, was $62 million and grew 34 percent compared to the same period in 2012.

Product Revenue:
Hardware revenue of $171 million and Supplies revenue of $608 million declined 14 percent and 4 percent, respectively, compared to last year. Software and Other revenue of $108 million grew 23 percent compared to last year, or 24 percent, excluding acquisition-related adjustments.

GAAP Results:
•	Revenue was $887 million compared to $919 million last year.
•	Gross profit margin was 38.4 percent versus 39.3 percent in 2012.
•	Operating expense was $213 million, or $286 million excluding gain on sale of inkjet-related technology and assets, compared to $301 million last year.
•	Operating income margin was 14.4 percent, or 6.1 percent excluding gain on sale of inkjet-related technology and assets, compared to 6.6 percent in 2012.
•	Net earnings were $89 million, or $27 million excluding gain on sale of inkjet-related technology and assets, compared to 2012 net earnings of $39 million.

Non-GAAP Results:
•	Revenue was $890 million compared to $921 million last year.
•	Gross profit margin was 40.2 percent versus 40.5 percent in 2012.
•	Operating expense was $269 million compared to $280 million last year.
•	Operating income margin was 10.0 percent compared to 10.1 percent last year.
•	Net earnings were $61 million compared to $64 million in 2012.

Cash Flow:
In the second quarter of 2013, net cash provided by operating activities was $87 million, free cash flow was $48 million, capital expenditures were $39 million, and depreciation and amortization was $60 million. The company ended the quarter with $981 million in cash and marketable securities.

Maintaining Capital Allocation Discipline to Deliver Shareholder Value

Lexmark is continuing to execute on its stated capital allocation framework of returning more than 50 percent of free cash flow5 to shareholders, on average, through quarterly dividends and share repurchases while building and growing its solutions and software business through expansion and acquisitions. Lexmark has returned more than $600 million to shareholders through dividends and share repurchases over the past two-year period.

In the second quarter of 2013, Lexmark paid a dividend of $0.30 per share totaling $19 million and also repurchased 0.7 million of the company’s shares for $20 million. The company’s remaining share repurchase authorization is currently $210 million.

Strength of Lexmark’s Solutions Reflected in Recent Customer Wins

•	FBI Chooses Lexmark as Exclusive Output Provider in $30 Million Agreement

Lexmark announced earlier this week that it has become the exclusive output provider to the Federal Bureau of Investigation (FBI) with a total contract value estimated at more than $30 million over a three-year period.

Lexmark’s Print Management solution has been deployed across the FBI’s optimized fleet of smart Lexmark printers and multifunction products (MFPs) to reduce unnecessary printing, control overall printing costs and provide for strong user authentication, data security and information assurance.

•	Averitt Express and Kohler Select Perceptive Software

Among the customers that have expanded their Lexmark implementations with software solutions from Perceptive Software this quarter include Averitt Express, which selected Perceptive Capture; and Kohler Co., which selected Perceptive Content and Capture.

Averitt Express, a provider of freight transportation and supply chain management reaching more than 100 countries globally, has selected Perceptive Capture for the efficient automation of Bills of Lading (BOLs) processing operations.

Averitt is standardized on Lexmark laser printers and MFPs at its more than 100 service centers across 18 U.S. states. The Lexmark devices are used throughout Averitt’s facilities for a variety of scanning and printing requirements.

Perceptive Capture will be implemented to minimize manual data entry within Averitt’s AS400 mainframe billing system, ensuring faster and more accurate reconciliations, as well as increased transparency and accountability throughout the process.

Kohler Co., one of America’s oldest and largest privately held companies with more than 50 manufacturing locations worldwide, has selected Perceptive Software’s Content and Capture solutions to facilitate a standardized, automated accounts payable process across the company’s global shared services operation.

The technology will be implemented within Kohler Co.’s SAP enterprise resource planning system (ERP) over the course of a three-stage rollout to include shared services operations in the Asia-Pacific, North America and EMEA markets.

Perceptive Content enables users to access documents and share information readily, which increases responsiveness, minimizes risk, creates operational clarity and fosters opportunities for continuous improvement.

Perceptive Capture eliminates manual data entry, shortening cycle times and improving accuracy while freeing up personnel to focus on more strategic or mission-critical activities. By integrating with ERPs without the need for templates, Perceptive Capture provides a rapid return on investment by scaling to process a number of languages and currencies, making it an ideal application for establishing uniform global routines.

Lexmark’s Solutions Leadership Lauded by Prestigious Industry Experts

•	IDC MarketScape Again Named Lexmark an Industry Leader in MPS

Lexmark has been recognized as a leader in managed print services again by IDC, a leading IT market research and advisory firm, in IDC’s 2013 MPDS MarketScape report6, which analyzes the strategies and current capabilities of companies providing managed print and document services (MPDS). As defined by IDC, Leaders are companies that have led and continue to lead the market in both breadth of offering and strategic intent.

IDC noted Lexmark’s offering is among the most comprehensive of the vendors it evaluated and that Lexmark’s high MPDS retention rate, glowing customer reviews and the continued growth of its program reflect its strong technology portfolio, robust methodology and execution excellence.

•	Lexmark Again Named a Leader in Quocirca MPS Vendor Landscape

During the second quarter, Lexmark announced it has again been positioned as a leader in MPS by leading European-based industry analyst firm Quocirca.

In the firm's report, Managed Print Services Landscape, 2013, Lexmark achieved the highest scores possible in the areas of MPS strategy, geographical reach, document workflow and mobile printing support, among others.

The report, which provides an independent evaluation of MPS providers, indicates that integration with business processes is becoming increasingly important, a strength of Lexmark's bolstered by its eight software company acquisitions since 2010. Quocirca raises this point as a key differentiator for Lexmark that should help the company drive broader MPS engagements that encompass advanced document workflow.

Quocirca also notes Lexmark's solutions expertise in regard to the company's vertical market focus, stating that "Lexmark shines in the depth of its industry solutions portfolio."  Lexmark has long had a reputation as a well established player in the MPS market, and is known for providing holistic MPS offerings to large, multinational enterprises distributed across the globe. The report indicates Lexmark dominates the market when it comes to integrated industry solutions across a range of vertical markets.

•	Acuo’s Market Share Leadership Recognized by Frost & Sullivan

Based on its recent analysis of the enterprise imaging informatics market, Frost & Sullivan recognized Acuo, part of Lexmark’s Perceptive Software, with the 2012 North American Frost & Sullivan Award for Market Share Leadership. Frost & Sullivan research identified Acuo as the market share leader in vendor-neutral archiving (VNA) and noted the company has significant standing in the broader enterprise imaging archiving market.

“Acuo continues its forward surge based on industry-leading products, technologies, and effective business strategies,” said Frost & Sullivan Industry Principal Nadim Daher. “An unwavering focus on solving end users’ specific challenges and a strategic commitment to advancing the state of the broader medical imaging informatics has underpinned its many successes.”

Looking Forward

In the third quarter of 2013, the company expects a continued negative impact from the decision to exit inkjet. Revenue is currently expected to decline 4 to 6 percent, compared to last year. GAAP earnings per share in the third quarter of 2013 are expected to be around $0.46 to $0.56, compared with GAAP earnings per share of $0.00 in the third quarter of 2012. Non-GAAP earnings per share in the third quarter of 2013 are expected to be around $0.85 to $0.95, compared with non-GAAP earnings per share of $0.94 in the third quarter of 2012.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 11798707.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark
Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; market acceptance of new products; inability to realize all of the anticipated benefits of the company’s acquisitions; failure to successfully integrate newly acquired businesses; fluctuations in foreign currency exchange rates; decreased supplies consumption; possible changes in the size of expected restructuring costs, charges, and savings; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; periodic variations affecting revenue and profitability; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the company’s customers, channel partners, and investment portfolio; entrance into the market of additional competitors focused on imaging and software solutions, including enterprise content management, intelligent capture and business process management solutions; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; fees on the company’s products or litigation costs required to protect the company’s rights; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; the failure of information technology systems, including data breaches or cyber attacks; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

(1)
In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” earnings per share amounts and related income statement items exclude restructuring-related, acquisition and divestiture-related, and debt extinguishment-related adjustments.  The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

(2)	Inkjet Exit revenue is defined as consumer and business inkjet hardware and supplies that the company is exiting.
(3)	MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed services agreement.
(4)
Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

(5)	Free Cash Flow is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets.
(6)	IDC MarketScape: Worldwide Managed Print and Document Services 2013 Hardcopy Vendor Analysis, doc # 242217, July 2013.

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Media Contact:
Jerry Grasso
(859) 232-3546
ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Revenue:
Product	$785.1	$831.4	$1,572.5	$1,746.2
Service	101.6	87.2	198.5	164.9
Total Revenue	886.7	918.6	1,771.0	1,911.1
Cost of revenue:
Product	463.6	486.7	929.0	1,023.7
Service	77.0	67.7	153.9	137.5
Restructuring-related costs	5.9	3.5	13.3	7.8
Total Cost of revenue	546.5	557.9	1,096.2	1,169.0
Gross profit	340.2	360.7	674.8	742.1

Research and development	80.6	94.4	162.2	191.1
Selling, general and administrative	204.6	205.3	407.6	395.8
Gain on sale of inkjet-related techology and assets	(73.5)	-	(73.5)	-
Restructuring and related charges (reversals)	1.2	0.8	(2.8)	5.6
Operating expense	212.9	300.5	493.5	592.5

Operating income	127.3	60.2	181.3	149.6

Interest expense (income), net	7.9	7.4	17.3	14.4
Other expense (income), net	1.5	0.4	2.5	0.7
Loss on extinguishment of debt	-	-	3.3	-

Earnings before income taxes	117.9	52.4	158.2	134.5

Provision for income taxes	29.0	13.2	34.5	34.5
Net earnings	$88.9	$39.2	$123.7	$100.0

Net earnings per share:
Basic	$1.41	$0.55	$1.95	$1.41
Diluted	$1.39	$0.55	$1.92	$1.39

Shares used in per share calculation:
Basic	63.2	70.7	63.4	71.0
Diluted	64.1	71.5	64.4	71.9

Cash dividends declared per common share	$0.30	$0.30	$0.60	$0.55

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	June 30	December 31
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$242.0	$212.4
Marketable securities	739.2	693.4
Trade receivables, net	527.9	523.6
Inventories	272.1	277.3
Prepaid expenses and other current assets	238.6	214.6
Total current assets	2,019.8	1,921.3

Property, plant and equipment, net	791.0	845.3
Marketable securities	7.0	6.3
Goodwill	389.4	378.7
Intangibles, net	221.1	231.4
Other assets	115.4	142.0
Total assets	$3,543.7	$3,525.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$-	$350.0
Accounts payable	480.8	512.6
Accrued liabilities	578.0	582.1
Total current liabilities	1,058.8	1,444.7

Long-term debt	699.6	299.6
Other liabilities	473.5	499.5
Total liabilities	2,231.9	2,243.8

Stockholders' equity:
Common stock and capital in excess of par	914.3	901.6
Retained earnings	1,591.9	1,507.5
Treasury stock, net	(885.4)	(844.4)
Accumulated other comprehensive loss	(309.0)	(283.5)
Total stockholders' equity	1,311.8	1,281.2
Total liabilities and stockholders' equity	$3,543.7	$3,525.0

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	2Q13	2Q12
GAAP	$89	$39
Restructuring-related charges & project costs	10	7
Acquisition and divestiture-related adjustments	(38)	17
Non-GAAP	$61	$64

	Six months ended June 30
Net Earnings (In Millions)	2013	2012
GAAP	$124	$100
Restructuring-related charges & project costs	17	15
Acquisition and divestiture-related adjustments	(25)	25
Loss on extinguishment of debt	2	-
Non-GAAP	$118	$139

Earnings Per Share	2Q13	2Q12
GAAP	$1.39	$0.55
Restructuring-related charges & project costs	0.15	0.10
Acquisition and divestiture-related adjustments	(0.59)	0.24
Non-GAAP	$0.95	$0.89

	Six months ended June 30
Earnings Per Share	2013	2012
GAAP	$1.92	$1.39
Restructuring-related charges & project costs	0.26	0.21
Acquisition and divestiture-related adjustments	(0.38)	0.34
Loss on extinguishment of debt	0.04	-
Non-GAAP	$1.83	$1.94

Earnings Per Share Guidance	3Q13	3Q12
GAAP	$0.46 - $0.56	$0.00
Restructuring-related charges & project costs	0.13	0.75
Acquisition and divestiture-related adjustments	0.26	0.19
Non-GAAP	$0.85 - $0.95	$0.94

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	2Q13	2Q12
GAAP	$887	$919
Acquisition-related adjustments (1)(2)	3	2
Non-GAAP	$890	$921

Software and Other Revenue (In Millions) **	2Q13	2Q12
GAAP	$108	$87
Acquisition-related adjustments (1)(2)	3	2
Non-GAAP	$111	$90

Perceptive Software Revenue (In Millions) ***	2Q13	2Q12
GAAP	$59	$44
Acquisition-related adjustments (1)(2)	3	2
Non-GAAP	$62	$46

Revenue, excluding Inkjet Exit (In Millions) ****	2Q13	2Q12
GAAP	$787	$760
Acquisition-related adjustments (1)(2)	3	2
Non-GAAP	$791	$762

Gross Profit (In Millions)	2Q13	2Q12
GAAP	$340	$361
Restructuring-related charges & project costs (3)(4)	6	3
Acquisition-related adjustments (1)(2)	12	9
Non-GAAP	$358	$373

Gross Profit Margin (%)	2Q13	2Q12
GAAP	38.4%	39.3%
Restructuring-related charges & project costs	0.7%	0.4%
Acquisition-related adjustments	1.4%	0.9%
Non-GAAP	40.2%	40.5%

Operating Expense (In Millions)	2Q13	2Q12
GAAP	$213	$301
Restructuring-related charges & project costs (3)(4)	(7)	(6)
Acquisition and divestiture-related adjustments (1)(2)	63	(14)
Non-GAAP	$269	$280

Operating Income (In Millions)	2Q13	2Q12
GAAP	$127	$60
Restructuring-related charges & project costs (3)(4)	13	10
Acquisition and divestiture-related adjustments (1)(2)	(51)	23
Non-GAAP	$89	$93

Operating Income Margin (%)	2Q13	2Q12
GAAP	14.4%	6.6%
Restructuring-related charges & project costs	1.5%	1.0%
Acquisition and divestiture-related adjustments	-5.7%	2.5%
Non-GAAP	10.0%	10.1%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*
Year-to-year Revenue growth was approximately -3% on a GAAP basis and -3% on a non-GAAP basis.  Financial results in the second quarter of 2013 include those of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia and Twistage acquired in the first quarter of 2013.

**
Year-to-year Software and Other Revenue growth was approximately 23% on a GAAP basis and 24% on a non-GAAP basis.  Financial results in the second quarter of 2013 include those of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia and Twistage acquired in the first quarter of 2013.

***
Year-to-year Perceptive Software Revenue growth was approximately 33% on a GAAP basis and 34% on a non-GAAP basis.  Financial results in the second quarter of 2013 include those of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia and Twistage acquired in the first quarter of 2013.

****
Year-to-year Revenue growth, excluding Inkjet Exit, was approximately 4% on a GAAP basis and 4% on a non-GAAP basis.  Financial results in the second quarter of 2013 include those of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia and Twistage acquired in the first quarter of 2013.

(1)
Amounts for the three months ended June 30, 2013, include total acquisition and divestiture-related adjustments of $(51.1) million with $3.5 million, $8.8 million, $0.2 million, $9.9 million and $(73.5) million included in  Revenue, Cost of revenue, Research and development, Selling, general and administrative and Gain on sale of inkjet-related technology and assets, respectively. Selling, general and administrative includes $7.4 million of aquisition-related expenses and $2.5 million of divestiture-related expenses.

(2)
Amounts for the three months ended June 30, 2012, include total acquisition-related adjustments of $23.0 million with $2.4 million, $6.1 million, $0.2 million and $14.3 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)
Amounts for the three months ended June 30, 2013, include total restructuring-related charges and project costs of $13.3 million with $5.9 million and $6.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $1.2 million in Restructuring and related charges (reversals).

(4)
Amounts for the three months ended June 30, 2012, include total restructuring-related charges and project costs of $9.6 million with $3.5 million and $5.3 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $0.8 million in Restructuring and related charges (reversals).

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

	Six months ended June 30
Revenue (In Millions) *	2013	2012
GAAP	$1,771	$1,911
Acquisition-related adjustments (1)(2)	6	3
Non-GAAP	$1,777	$1,914

Software and Other Revenue (In Millions) **	2013	2012
GAAP	$202	$158
Acquisition-related adjustments (1)(2)	6	3
Non-GAAP	$208	$160

Perceptive Software Revenue (In Millions) ***	2013	2012
GAAP	$103	$74
Acquisition-related adjustments (1)(2)	6	3
Non-GAAP	$108	$76

Revenue, excluding Inkjet Exit (In Millions) ****	2013	2012
GAAP	$1,550	$1,568
Acquisition-related adjustments (1)(2)	6	3
Non-GAAP	$1,556	$1,571

Gross Profit (In Millions)	2013	2012
GAAP	$675	$742
Restructuring-related charges & project costs (3)(4)	13	8
Acquisition-related adjustments (1)(2)	23	14
Non-GAAP	$711	$764

Gross Profit Margin (%)	2013	2012
GAAP	38.1%	38.8%
Restructuring-related charges & project costs	0.7%	0.4%
Acquisition-related adjustments	1.3%	0.7%
Non-GAAP	40.0%	39.9%

Operating Expense (In Millions)	2013	2012
GAAP	$494	$592
Restructuring-related charges & project costs (3)(4)	(9)	(12)
Acquisition and divestiture-related adjustments (1)(2)	56	(18)
Non-GAAP	$541	$562

Operating Income (In Millions)	2013	2012
GAAP	$181	$150
Restructuring-related charges & project costs (3)(4)	22	20
Acquisition and divestiture-related adjustments (1)(2)	(33)	33
Non-GAAP	$170	$202

Operating Income Margin (%)	2013	2012
GAAP	10.2%	7.8%
Restructuring-related charges & project costs	1.3%	1.0%
Acquisition and divestiture-related adjustments	-1.9%	1.7%
Non-GAAP	9.6%	10.5%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*
Year-to-year Revenue growth was approximately -7% on a GAAP basis and -7% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia and Twistage subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

**
Year-to-year Software and Other Revenue growth was approximately 28% on a GAAP basis and 29% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia and Twistage subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

***
Year-to-year Perceptive Software Revenue growth was approximately 40% on a GAAP basis and 42% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia and Twistage subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

****
Year-to-year Revenue, excluding Inkjet Exit, growth was approximately -1% on a GAAP basis and -1% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, and those of AccessVia and Twistage subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

(1)
Amounts for the six months ended June 30, 2013, include total acquisition and divestiture-related adjustments of $(33.3) million with $5.6 million, $17.3 million, $0.3 million, $17.0 million and $(73.5) million included in Revenue, Cost of revenue, Research and development, Selling, general and administrative and Gain on sale of inkjet-related technology and assets, respectively.  Selling, general and administrative includes $14.3 million of acquisition-related expenses and $2.7 million of divestiture-related expenses.

(2)
Amounts for the six months ended June 30, 2012, include total acquisition-related adjustments of $32.7 million with $2.8 million, $11.4 million, $0.3 million and $18.2 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)
Amounts for the six months ended June 30, 2013, include total restructuring-related charges and project costs of $22.4 million with $13.3 million and $11.9 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $(2.8) million in Restructuring and related charges (reversals).

(4)
Amounts for the six months ended June 30, 2012, include total restructuring-related charges and project costs of $19.6 million with $7.8 million and $6.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $5.6 million in Restructuring and related charges (reversals).

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into three general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition and divestiture-related adjustments
In connection with acquisitions and divestitures, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as  investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration  costs may consist of information technology expenses, consulting costs and travel expenses as well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired company. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the  Company’s performance on a continuing and comparable basis.

d. Divestiture-related adjustments
In connection with divestitures, management provides supplementary non-GAAP financial measures of expenses to normalize for the impact of certain earnings and   expenses which would not have been incurred otherwise. The Company recognized a net gain on the sale of inkjet-related technology and assets, which consisted of a   subsidiary, intellectual property and other assets, and transition services.  In addition, the Company has incurred costs related to the divestiture, such as employee   travel expenses and compensation, consulting costs, training costs, and transition services. These costs are incremental to normal operating charges and are    expensed as incurred. Management excluded the income and  expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing   and  comparable basis.

3) Loss on Early Extinguishment of Debt
The Company has extinguished debt prior to its scheduled maturity which has resulted in non-operating expenses which otherwise would not have been incurred. The size of these items can vary significantly depending on timing of the debt maturity versus execution of the redemption and the Company does not consider these items to be part of typical non-operating expenses of the business.  Debt extinguishment related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of premium and redemption fees paid as well as the write-off of unamortized debt issuance costs and original issue discount.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.